FLEX PHARMA, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
AS REVISED ON JUNE 29, 2015
Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Flex Pharma, Inc. (“Flex Pharma”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service.
This policy will be effective upon the date hereof (the “Effective Date”) and may be amended at any time in the sole discretion of the Board upon recommendation of the Compensation Committee of the Board.
Annual Cash Compensation
The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

b.	Lead Independent Director: $50,000

2.	Annual Committee Chair Service Retainer:

a.	Chairman of the Audit Committee: $15,000

b.	Chairman of the Compensation Committee: $10,000

c.	Chairman of the Nominating & Corporate Governance Committee: $7,500

3.	Annual Committee Member (other than Committee Chair) Service Retainer:

a.	Member of the Audit Committee: $7,500

b.	Member of the Compensation Committee: $5,000

c.	Member of the Nominating & Corporate Governance Committee: $3,500
Equity Compensation
The equity compensation set forth below will be granted under the Flex Pharma, Inc. 2015 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying shares of the Company’s Common Stock (the “Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Initial Grant: On or following each Eligible Director joining the Board, such director will be granted a stock option for 20,000 shares of the Company’s Common Stock, with such options vesting monthly over a period of three years measured from the date of such grant (or such other date as the Board shall otherwise determine).
2. Annual Grant: On the date of each stockholder meeting (or the Board’s June 2015 meeting) each Eligible Director who continues to serve as a non-employee member of the Board on such date will be granted a stock option for 10,000 shares, with such options vesting monthly over one year measured from the date of such grant.